EXHIBIT 99.1

Las Vegas Sands Recommends Shareholders Reject
TRC Capital’s “Mini-Tender” Offer

May 28, 2015. Las Vegas Sands Corp. (NYSE: LVS) received notice of an unsolicited mini-tender offer by TRC Capital Corporation (“TRC Capital”) to purchase up to 2,500,000 shares of LVS’s common stock at a price of $47.63 per share in cash, without interest. The offering price is approximately 4.61 percent below the closing price per share of LVS’s common stock on May 26, 2015, the last trading day before the mini-tender offer was commenced. The offer is for approximately 0.31 percent of the outstanding shares of LVS’s common stock.

LVS does not endorse this unsolicited mini-tender offer and recommends that shareholders reject the offer because the offer price is below the current market price for LVS shares and is subject to numerous conditions, including TRC Capital obtaining sufficient financing necessary to consummate the offer. LVS also recommends that any shareholders who have tendered shares to TRC Capital withdraw those shares by providing the written notice described in the offering documentation before the expiration of the offer, which is currently scheduled for 12:01 a.m. Eastern Time on June 25, 2015.

LVS is not associated with TRC Capital, its mini-tender offer or the mini-tender offer documentation.

TRC Capital has made similar unsolicited mini-tender offers for shares of other public companies. Mini-tender offers are designed to seek less than five percent of a company’s outstanding shares, thereby avoiding many investor protections, including the disclosure and procedural requirements applicable to most bids under United States securities laws. The U.S. Securities and Exchange Commission (“SEC”) has cautioned investors about mini-tender offers, noting that “some bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” The SEC also published investor tips regarding these offers on its website at http://www.sec.gov/investor/pubs/minitend.htm.

LVS encourages brokers and dealers, as well as other market participants, to review the SEC’s letter regarding broker-dealer mini-tender offer dissemination and disclosures on the SEC’s website at
http://www.sec.gov/divisions/marketreg/minitenders/sia072401.htm.

LVS urges investors to obtain current market quotations for their shares, consult with their broker or financial advisor and exercise caution with respect to TRC Capital’s offer.

LVS requests that a copy of this news release be included with all distributions of materials relating to TRC Capital’s mini-tender offer related to the common stock of Las Vegas Sands Corp.

About Las Vegas Sands
Las Vegas Sands (NYSE: LVS) is the world's leading developer and operator of Integrated Resorts. Our collection of Integrated Resorts in Asia and the United States feature state of the art convention and exhibition facilities, premium accommodations, world-class gaming and entertainment, destination retail and dining including celebrity chef restaurants, and many other amenities.

Our properties include the five-diamond Venetian and Palazzo resorts and Sands Expo Center in Las Vegas, Sands Bethlehem in Eastern Pennsylvania, and the iconic Marina Bay Sands in Singapore.  Through our majority ownership in Sands China Ltd. (HK: 1928), LVS owns a portfolio of properties on the Cotai Strip in Macao, including The Venetian Macao, The Plaza and Four Seasons Hotel Macao and Sands Cotai Central, as well as the Sands Macao on the Macao Peninsula.
LVS is dedicated to being a good corporate citizen, anchored by the core tenets of delivering a great working environment for nearly 50,000 employees worldwide, driving impact through our Sands Cares corporate citizenship program and leading innovation with the company's award-winning Sands ECO360° global sustainability program.  To learn more, please visit www.sands.com.
Contacts:
Investment Community:	Daniel Briggs	(702) 414-1221
Media:	Ron Reese	(702) 414-3607